Exhibit 99.1

                   J. PATRICK SPAINHOUR JOINS TUPPERWARE BOARD

     ORLANDO, Fla., July 6 /PRNewswire-FirstCall/ -- Tupperware Corporation (TUP: NYSE) announced today that J. Patrick Spainhour has been elected to the Company's board of directors. Spainhour is currently the Chairman and Chief Executive Officer of Ann Taylor, Inc.

     Mr. Spainhour has held his current position since 1996 and prior to that served as President and Chief Operating Officer of Ann Taylor Stores Corporation. He has been instrumental in implementing strategic plans to strengthen Ann Taylor's operations and marketing approach, including the expansion of the Ann Taylor Loft store concept.

     Prior to joining Ann Taylor, Mr. Spainhour was Executive Vice President and Chief Financial Officer of the Donna Karen Company and has held various finance and operations positions in consumer products companies since the 1980s. He is a graduate of Mississippi State University.

     Spainhour will serve as a member of the Audit and Corporate Responsibility Committee. He also serves on the boards of Ann Taylor, Inc., and Circuit City Stores, Inc.

     Tupperware Corporation, a $1.2 billion multinational company, is one of the world's leading direct sellers, supplying premium food storage, preparation and serving items to consumers in almost 100 countries through its Tupperware brand. In partnership with one million independent sales consultants worldwide, Tupperware reaches consumers through informative and entertaining home parties; retail access points in malls and other convenient venues; corporate and sales force Internet web sites; and television shopping. Additionally, premium beauty and skin care products are brought to customers through its BeautiControl brand in North America, Latin America and Asia Pacific. Consumers can access the brands' web sites at http://www.tupperware.com and http://www.beauticontrol.com.

SOURCE  Tupperware Corporation
    -0-                             07/06/2005
    /CONTACT: Jane Garrard, Tupperware Corporation, +1-407-826-4522/ /Web site: http://www.tupperware.com
                http://www.beauticontrol.com